[LOGO OF KANSAS CITY LIFE INSURANCE COMPANY]
                                KANSAS CITY LIFE
                                INSURANCE COMPANY
                                -----------------

                              MONTHLY BENEFIT RIDER

THE BENEFIT
Kansas City Life Insurance Company will pay the applicable monthly benefit amount from the monthly anniversary on or following the date of the Insured's death until the final payment date shown in Section 1, Policy Data. The monthly benefit amount will be paid to the beneficiary under this rider upon receiving proof of the Insured's death on or before the expiration date, as shown in
Section 1, Policy Data, and while this rider is in force. The Insured under this rider, as shown in Section 1, Policy Data, is the person on whose life the monthly benefit amount is based.

The monthly benefit amounts and benefit periods provided by this rider are shown in the Table of Monthly Benefit Rider Amounts in Section 1, Policy Data of the policy.

The monthly benefit amount is a level monthly payment equal to the monthly benefit amount in effect at the death of the Insured.

RIDER CHARGES
The cost for this rider on any monthly anniversary day is equal to:

                                      Q X R

"Q" is the monthly benefit purchase factor as shown in the Table of Guaranteed Maximum Monthly Benefit Purchase Factors per $1 of Monthly Benefit in Section 1, Policy Data of the policy.

"R" is the monthly benefit amount applicable to this rider on that day.

MONTHLY BENEFIT PURCHASE FACTORS
The monthly benefit purchase factors will not exceed those shown in the Table of Guaranteed Maximum Monthly Benefit Purchase Factors per $1 of Monthly Benefit in
Section 1, Policy Data of the policy.

OWNERSHIP
Unless otherwise provided, the owner of this rider will be the owner of the policy.

BENEFICIARY
Death proceeds for this rider will be paid, unless otherwise provided, to the beneficiary.

SUICIDE
If the Insured dies by suicide, while sane or insane, within two years of the effective date of this rider, the amount payable by us will be equal to the amount charged for this rider based on the current monthly benefit purchase factors.

INCONTESTABILITY
We cannot contest this rider after it has been in force during the Insured's lifetime for two years from the effective date.

AGE AND SEX
If, while this rider is in force and the Insured is alive it is determined that the age or sex of the Insured has been incorrectly stated, the accumulated value of the policy will be adjusted by the difference in the amount charged for this rider based on the current monthly benefit purchase factors and the amount which should have been charged for the correct age or sex, accumulated at the interest rates that were credited to the policy's accumulated value.

If, after the death of the Insured while this rider is in force, it is determined that the age or sex of the Insured is not correct, the monthly benefit amount will be adjusted to be that which would be purchased by the most recent charge for this rider based on the current monthly benefit purchase factors at the correct age and sex.

SUPPLEMENTAL BENEFITS
If additions are made to the accumulated value of the policy due to the Insured's total disability in accordance with the Disability Continuance of Insurance Rider, the cost of any benefits provided by this rider will also be added to the accumulated value.

GENERAL PROVISIONS
The following provisions apply to this rider:
1) this rider is made a part of the policy to which it is attached;
2) the effective date of this rider is specified in the rider description in
   Section 1, Policy Data of the policy;
3) this rider is nonparticipating. It will not participate in any of our profits, losses or surplus earnings; and

4) this rider does not provide for cash or loan values.

CANCELLATION
This rider may be cancelled by you on any monthly anniversary day. Your request must be in writing and filed with us prior to the monthly anniversary day. We may require that the policy be submitted for endorsement to show the cancellation.

TERMINATION OF RIDER
This rider terminates on the earliest of:

1) the date the policy terminates for any reason;

2) the date this rider is cancelled by you; or

3) the expiration date of this rider.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 219139, Kansas City, MO 64121-9139.


/s/ William A. Schalekamp
         Secretary
/s/ R. Philip Bixby
        President